Exhibit 3.1

ARTICLES OF INCORPORATION

OF

CM CREDIT OPPORTUNITIES BDC I INC.

ARTICLE I

INCORPORATOR

The undersigned, Rocco DelGuercio, whose address is c/o CM Credit Opportunities BDC I Inc., 601 Lexington Avenue, 26th Floor, New York, NY, 10022, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

ARTICLE II

CORPORATE TITLE

The name of the corporation is: CM Credit Opportunities BDC I Inc. (the “Corporation”).

ARTICLE III

BUSINESS PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is National Registered Agents, Inc. of MD., whose address is 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264. The street address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD., 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264.

ARTICLE V

SHARES

The Corporation has authority to issue 1,000 shares at $0.001 par value per share.

ARTICLE VI

INITIAL DIRECTORS

The number of directors of the Corporation shall be one (1), which number may be increased or decreased pursuant to the bylaws of the Corporation, and the name of the director who shall act until the first meeting or until his successors are duly chosen and qualified is:

Michael C. Mauer

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IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 11th day of August, 2017.

SIGNATURE OF INCORPORATOR:

Rocco DelGuercio

I hereby consent to my designation in this document as resident agent for this Corporation.

National Registered Agents, Inc. of MD.